Exhibit 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONCERT PHARMACEUTICALS, INC.

Concert Pharmaceuticals, Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), hereby certifies as follows:

1. This Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 12, 2006 under the name “Concert Pharmaceuticals, Inc.” and was amended and restated on May 16, 2006, November 27, 2006 and April 25, 2008 and was further amended on April 1, 2009.

2. This Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. The Certificate of Incorporation of this Corporation is hereby amended and restated to read in full as follows:

“FIRST: The name of the corporation is Concert Pharmaceuticals, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation has the authority to issue is 144,183,334 shares, consisting of 81,266,667 shares of common stock, par value $0.001 per share (the “Common Stock”), and 62,916,667 shares of preferred stock, of which 10,000,000 shares are designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), 24,250,000 shares are designated Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), 22,000,000 shares are designated Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), and 6,666,667 shares are designated Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”).

The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class or series of stock of the Corporation shall be as follows:

Section 1. Liquidation Rights.

(a) Liquidation Payments.

(i) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of shares of the Preferred Stock shall be entitled to be paid, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes the greater of (A) $1.00 per share of Series A Preferred Stock, $2.00 per share of Series B Preferred Stock, $2.50 per share of Series C Preferred Stock and $2.50 per share of Series D Preferred Stock (which amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, respectively, or the Common Stock underlying the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, respectively) plus all dividends declared thereon but unpaid, to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, as applicable, with respect to such liquidation, dissolution or winding up or (B) such amount per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock as would have been payable had each share of each series of Preferred Stock that would receive a greater amount upon conversion into Common Stock than pursuant to clause (A) above (assuming for purposes of such determination that all shares of each series of Preferred Stock was issued on the date that the first share of such series was issued) been converted into Common Stock pursuant to the provisions of Section 2 of this Article FOURTH immediately prior to such liquidation, dissolution or winding up.

If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Stock of all amounts so distributable to them, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection 1(a)(i) of this Article FOURTH.

No payment shall be made with respect to the Common Stock unless and until full payment has been made to the holders of the Preferred Stock of the amounts they are entitled to receive under this Subsection 1(a)(i) of this Article FOURTH.

(ii) After such payments shall have been made in full to the holders of the Preferred Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Preferred Stock so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Common Stock ratably in proportion to the number of shares of Common Stock then held by each such holder of Common Stock.

(iii) Upon conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 2 of this Article FOURTH below, the holders of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up, but shall share ratably in any distribution of the assets of the Corporation to all the holders of Common Stock as provided under Subsection 1(a)(ii).

(iv) The amounts payable with respect to shares of Preferred Stock under this Subsection 1(a) of this Article FOURTH are sometimes hereinafter referred to as “Preferred Stock Liquidation Payments.”

(b) Distributions Other than Cash. Whenever any portion of the distributions provided for in this Section 1 of this Article FOURTH shall be payable in property other than cash, the value of such property shall be assessed as the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. The Corporation shall give prompt written notice of such valuation (including the methods used to determine the valuation), to each holder of Preferred Stock.

(c) Merger as Liquidation, etc. Any (i) merger or consolidation in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, (except any such merger or consolidation in which the holders of capital stock of the Corporation outstanding immediately prior to such merger or consolidation hold at least a majority in voting power of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, in which case the provisions of Subsection 2(h) of this Article FOURTH shall apply), (ii) exclusive license of substantially all of the intellectual property of the Corporation without field or geographic restriction or (iii) sale, lease or transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation (a “Deemed Liquidation”) for purposes of this Section 1 of this Article FOURTH with respect to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, unless the holders of at least (x) sixty percent (60%) of the then outstanding shares of the Series B Preferred Stock and (y) fifty percent (50%) of the then outstanding shares of Series C Preferred Stock elect to the contrary; such election to be made by giving notice thereof to the Corporation at least three days before the effective date of such event. If such notice is given with respect to the Preferred Stock, the provisions of Subsection 2(h) of this Article FOURTH shall apply. Unless such election is made with respect to the Preferred Stock, any amounts received by the holders of such Preferred Stock as a result of such merger, consolidation or other transaction shall be deemed to be applied toward, and all consideration received by the Corporation in such asset sale together with all other available assets of the Corporation shall be distributed toward, to the extent necessary, the Preferred Stock Liquidation Payments.

(d) Notice. In the event the Corporation shall propose to undertake any liquidation, dissolution or winding up of the affairs of the Corporation, including any Deemed Liquidation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action or twenty (20) days prior to any stockholders’ meeting called to approve such action, whichever is earlier, give each holder of Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of the Preferred Stock and the Common Stock upon consummation of the proposed action and the proposed date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give each holder of Preferred Stock written notice of such material change. The Corporation shall not consummate any such proposed liquidation, dissolution or winding up before the expiration of thirty (30) days after the mailing of the initial notice or twenty (20) days after the mailing of any subsequent written notice, whichever is later, provided that any such 30-day or 20-day period may be shortened or waived upon the written consent of the holders of at least sixty percent (60%) of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class on an as converted to Common Stock basis). Any holder of outstanding shares of Preferred Stock may waive any notice required by this Subsection by a written instrument specifically indicating such waiver.

(e) Effect of Noncompliance. In the event the requirements of Subsection 2(d) above are not complied with, the Corporation shall forthwith either cause the closing of the Deemed Liquidation to be postponed until the requirements of such sections have been complied with, or cancel such Deemed Liquidation (to the extent possible under applicable law), in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Subsection 2(d).

Section 2. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert: Conversion Price. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) with respect to the Series A Preferred Stock, $1.00 (the “Original Series A Issue Price”), (as adjusted for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock) by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion, (ii) with respect to the Series B Preferred Stock, $2.00 (the “Original Series B Issue Price”), (as adjusted for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series B Preferred Stock) by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion, (iii) with respect to the Series C Preferred Stock, $2.50 (the “Original Series C Issue Price”), (as adjusted for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series C Preferred Stock) by the Series C Conversion Price, determined as hereinafter provided, in effect at the time of conversion, and (iv) with respect to the Series D Preferred Stock, $2.50 (the “Original Series D Issue Price”), (as adjusted for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series D Preferred Stock) by the Series D Conversion Price,

determined as hereinafter provided, in effect at the time of conversion. The Series A Conversion Price (the “Series A Conversion Price”) shall initially be $1.00 per share, the Series B Conversion Price (the “Series B Conversion Price”) shall initially be $2.00 per share, the Series C Conversion Price (the “Series C Conversion Price”) shall initially be $2.50 per share and the Series D Conversion Price (the “Series D Conversion Price”) shall initially be $2.50 per share. Such initial Conversion Prices shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Preferred Stock is convertible, as hereinafter provided.

The right of conversion with respect to any shares of Preferred Stock which shall have been called for redemption under Section 6 of this Article FOURTH shall terminate at the close of business on last full day preceding the day fixed for redemption unless the Corporation shall default in the payment of the redemption price, in which case the right of conversion with respect to such shares shall continue unless and until such redemption price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, including a Deemed Liquidation, the right of conversion shall terminate at the close of business on the last full day preceding the day fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, then in effect, plus any declared but unpaid dividends thereon, upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an offering price per share (prior to underwriters’ discounts and commissions) of not less than $4.00 per share (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications or other like transactions effected by the Corporation in respect of its Common Stock) and with gross proceeds to the Corporation of not less than $30,000,000 (in the event of which offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted the Preferred Stock until the closing of such offering).

(ii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, then in effect, plus any declared but unpaid dividends thereon upon the written election of the holders of at least (i) sixty percent (60%) of the then outstanding shares of Series B Preferred Stock and (ii) fifty percent (50%) of the then outstanding shares of Series C Preferred Stock to require such mandatory conversion on the date specified by such stockholders.

(c) Mechanics of Automatic Conversions. Upon the occurrence of an event specified in Subsection 2(b) of this Article FOURTH, the Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent;

provided, however, that all holders of shares of Preferred Stock being converted shall be given written notice of the occurrence of the event specified in Subsection 2(b) of this Article FOURTH triggering such conversion (which notice need not be sent in advance of the occurrence of the event), including the date such event occurred (the “Mandatory Conversion Date”), and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (such certificate, a “Certificate of Loss”), On the Mandatory Conversion Date, all rights with respect to the Preferred Stock so converted shall terminate (except any of the rights of the holder thereof as a holder of Common Stock pursuant to this Certificate of Incorporation or otherwise agreed to between such holder and the Corporation or the other holders of the Corporation’s stock), other than such holder’s rights, upon surrender of the holder’s certificate or certificates therefor (or a Certificate of Loss), to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. Upon the automatic conversion of the Preferred Stock pursuant to Subsection 2(b) of this Article FOURTH, the holders of such Preferred Stock shall surrender the certificates representing such shares (or a Certificate of Loss) at the office of the Corporation or of its transfer agent. If required of the holders by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder’s attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and surrender of such certificates (or a Certificate of Loss) there shall be issued and delivered to such holder, or to such holder’s nominee or nominees, promptly, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the Mandatory Conversion Date, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. Upon the automatic conversion of the Preferred Stock, all shares of Preferred Stock being converted by any holder thereof shall be aggregated for the purpose of determining the number of shares of Common Stock to which such holder shall be entitled, and no fractional share of Common Stock shall be issued. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the Mandatory Conversion Date, as reasonably determined by the Board of Directors in good faith.

(d) Mechanics of Optional Conversions. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent designated by the Corporation, or the holder shall notify the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and execute a Certificate of Loss, and shall give written notice to the Corporation at such time that the holder elects to convert his or her Preferred Stock and shall state therein (a) the number of Preferred Stock shares to be so converted and (b) the holder’s name or the name or names of the holder’s nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. On the date of conversion, all rights with respect to the Preferred Stock so converted shall terminate (except any of the rights of the holder thereof as a holder of Common Stock pursuant to this Certificate of Incorporation or otherwise agreed to between such holder and the Corporation or the other holders of the Corporation’s stock), upon surrender of the holder’s certificate or certificates therefor, other than such holder’s rights to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted and cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock being converted to and including the time of conversion. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder’s attorney duly authorized in writing. Upon the optional conversion of the Preferred Stock, all shares of Preferred Stock being converted by any holder thereof shall be aggregated for the purpose of determining the number of shares of Common Stock to which such holder shall be entitled, and no fractional share of Common Stock shall be issued. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the date of conversion, as reasonably determined by the Board of Directors in good faith. The Corporation shall, promptly after surrender of the certificate or certificates for conversion (or a Certificate of Loss), issue and deliver to such holder, or to the holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share and cash in an amount equal to all dividends declared but unpaid thereon and any and all other amounts owing with respect thereto at such time together with a certificate for the remaining number of shares of Preferred Stock if less than all of the shares of Preferred Stock evidenced by the certificate or certificates were converted. Unless otherwise specified by the holder in the written notice of conversion, such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(e) Adjustments to Conversion Prices for Diluting Issues.

(i) Special Definitions. For purposes of this Subsection 2(e) of this Article FOURTH, the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the first date on which a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, is issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares of capital stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 2(e)(iii) of this Article FOURTH, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A) shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

(B) up to 10,050,000 shares of Common Stock or Options issued or issuable to employees, consultants or directors of the Corporation pursuant to a stock purchase or stock option plan or other employee stock bonus arrangement approved by a majority of the Corporation’s Board of Directors, including at least two Preferred Stock Directors (as hereinafter defined); and provided that such number may be adjusted upward with the approval of the holders of at least sixty percent (60%) of the Series B Preferred Stock and the Series C Preferred Stock then outstanding (voting together as a single class on an as converted to Common Stock basis) as provided by Subsection 3(e) of this Article FOURTH;

(C) shares of Common Stock or Options issued in consideration for the acquisition or licensing of technology or a corporate partnership transaction, if approved by the Board of Directors, including at least two Preferred Stock Directors; and

(D) shares of Common Stock or Options issued in equipment leasing or other debt financing transactions, if approved by the Board of Directors, including at least two Preferred Stock Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Preferred Stock is convertible shall be made, by adjustment to the applicable Conversion Price in respect of the issuance of Additional Shares of Common Stock (a) unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Subsection 2(e)(v) of this Article FOURTH) issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock, or (b) if prior to such issuance or within twenty (20) days thereafter the Corporation receives notice from the holders of (I) with respect to the Series A Conversion Price, at least sixty percent (60%) of the outstanding shares of the Series A Preferred Stock if the holders of Series A Preferred Stock are entitled to adjustment hereunder, (II) with respect to the Series B Conversion Price, at least sixty percent (60%) of the outstanding shares of Series B Preferred Stock if the holders of Series B Preferred Stock are entitled to adjustment hereunder, (III) with respect to the Series C Conversion Price, at least sixty percent (60%) of the outstanding shares of Series C Preferred Stock if the holders of Series C Preferred Stock are entitled to adjustment hereunder or (IV) with respect to the Series D Conversion Price, at least a majority of the outstanding shares of Series D Preferred Stock if the holders of Series D Preferred Stock are entitled to adjustment hereunder, that no such adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable pursuant to the notice provided under (I), (II), (III) or (IV), shall be made.

(iii)	Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options (excluding for all purposes of this Subsection 2(e)(iii)(l) of this Article FOURTH Options excluded from the definition of Additional Shares of Common Stock in Subsection 2(e)(i)(4) of this Article FOURTH) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date (assuming the satisfaction of any conditions to convertibility, exercisability or exchangeability, including without limitation, the passage of time), and the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be adjusted accordingly, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide (other than by automatic adjustment pursuant to anti-dilution or similar provisions of such Options or Convertible Security), with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(I) In the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(II) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Subsection 2(e)(v) of this Article FOURTH) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price in effect immediately prior to the original adjustment date, or (ii) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date;

(E) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be adjusted pursuant to this Subsection 2(e)(iii) of this Article FOURTH as of the actual date of their issuance.

(2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued with respect to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock:

(A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

If such record date shall have been fixed and no part of such dividend or distribution shall have been paid on the date fixed therefor, the adjustment previously made in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be adjusted pursuant to this Subsection 2(e)(vi)(1) of this Article FOURTH as of the time of actual payment of such dividend or distribution. Notwithstanding anything to the contrary contained herein, Additional Shares shall not be deemed to have been issued pursuant to this Subsection 2(e)(iii) to the extent the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the amount of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that at any time or from time to time after the Original Issue Date the Corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Subsection 2(e)(iii)(1) of this Article FOURTH but excluding Additional Shares of Common Stock deemed to be issued pursuant to Subsection 2(e)(iii)(2) of this Article FOURTH, which event is dealt with in Subsection 2(e)(vi)(1) of this Article FOURTH), without consideration or for consideration (determined pursuant to Subsection 2(e)(v) of this Article FOURTH) per share less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock, then and in such event, such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one tenth of one cent) determined in accordance with the following formula:

NCP =	(P1)(Q1) + (P2)(Q2)
Q1 + Q2

where:

NCP =	New Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable;

P1 =	Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in effect immediately prior to new issue;

Q1 =	Number of shares of Common Stock outstanding, or deemed to be outstanding as set forth below, immediately prior to such issue;

P2 =	Weighted average price per share received by the Corporation upon such issue;

Q2 =	Number of shares of Common Stock issued, or deemed to have been issued, in the subject transaction;

provided that for the purpose of this Subsection 2(e)(iv) of this Article FOURTH, all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue and conversion of shares of Preferred Stock outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 2(e)(iii) of this Article FOURTH, such Additional Shares of Common Stock shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Subsection 2(e) of this Article FOURTH, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 2(e)(iii)(l) of this Article FOURTH, relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(3) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price pursuant to the terms of Subsection 2(e)(iv), and such issuance dates occur within a period of no more than 120 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(1) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall be deemed to issue Additional Shares of Common Stock pursuant to Subsection 2(e)(iii)(2) of this Article FOURTH in a stock dividend, stock distribution or subdivision, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price in effect immediately before such deemed issuance shall, concurrently with the effectiveness of such deemed issuance, be proportionately decreased.

(2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series A Conversion Price, Series B

Conversion Price, Series C Conversion Price and Series D Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(f) Adjustments for Certain Dividends and Distributions. In the event that at any time or from time to time after the Original Issue Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities, the issuance of which are deemed to be issuances of Common Stock under Subsection 2(e)(iii) of this Article FOURTH, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock immediately prior to such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein; provided, however, that no such provision shall be made if the holders of Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(g) Adjustment for Reclassification, Exchange, or Substitution. In the event that at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or series of stock or other securities or property, whether by capital reorganization, reclassification, recapitalization or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation, or sale of assets provided for below), then and in each such event the holder of any shares of Preferred Stock shall have the right thereafter to convert such shares into, in lieu of Common Stock, the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, recapitalization or other change by the holder of a number of shares of Common Stock equal to the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, recapitalization or change, all subject to further adjustment as provided herein.

(h) Adjustment for Merger, Consolidation or Sale of Assets. In the event that at any time or from time to time after the Original Issue Date the Corporation shall merge or consolidate with or into another entity or sell all or substantially all of its assets, and such consolidation, merger or sale is not treated as a liquidation under Subsection 1(c) of this Article FOURTH, each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled to receive upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 2 with respect to the rights and interest thereafter of the holders of shares of such Preferred Stock, to the end that the provisions set forth in this Section 2 of this Article FOURTH (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of such Preferred Stock.

(i) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 2 of this Article FOURTH by the Corporation without the consent of the holders of at least a majority of the then outstanding shares of the series of Preferred Stock affected but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 of this Article FOURTH and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price pursuant to this Section 2 of this Article FOURTH, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock.

(k) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(1) Common Stock Reserved. The Corporation shall reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Preferred Stock, the Corporation shall promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Preferred Stock.

(n) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion or transfer of such Preferred Stock or Common Stock.

(o) Validity of Shares. The Corporation agrees that it will from time to time take all such actions as may be required to assure that all shares of Common Stock which may be issued upon conversion of any Preferred Stock will, upon issuance, be legally and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

Section 3. Restrictions.

(a) In addition to any other vote required by law or this Certificate of Incorporation and so long as any share of Series A Preferred Stock is still outstanding, without first obtaining the affirmative vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, voting as a single class, the Corporation will not (by amendment, merger, consolidation, operation of law or otherwise):

(i) amend the preferences, rights or privileges of the Series A Preferred Stock; or

(ii) increase the authorized number of shares of Series A Preferred Stock.

(b) In addition to any other vote required by law or this Certificate of Incorporation and so long as any share of Series B Preferred Stock is still outstanding, without first obtaining the affirmative vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, voting as a single class, the Corporation will not (by amendment, merger, consolidation, operation of law or otherwise):

(i) amend the preferences, rights or privileges of the Series B Preferred Stock;

(ii) increase the authorized number of shares of Series B Preferred Stock;

(iii) authorize, reclassify or designate any class or series of capital stock, or securities convertible into any series or class of capital stock, having rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock, unless the per share consideration to be received by the Corporation upon issuance of such stock is equal to or higher than the Original Series B Issue Price; or

(iv) amend any provision of the Corporation’s Certificate of Incorporation or By-Laws relating to the indemnification of directors.

(c) In addition to any other vote required by law or this Certificate of Incorporation and so long as any share of Series C Preferred Stock is still outstanding, without first obtaining the affirmative vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series C Preferred Stock, voting as a single class, the Corporation will not (by amendment, merger, consolidation, operation of law or otherwise):

(i) amend the preferences, rights or privileges of the Series C Preferred Stock;

(ii) increase the authorized number of shares of Series C Preferred Stock; or

(iii) authorize, reclassify or designate any class or series of capital stock, or securities convertible into any series or class of capital stock, having rights, preferences or privileges senior to or on a parity with the Series C Preferred Stock, unless the per share consideration to be received by the Corporation upon issuance of such stock is equal to or higher than the Original Series C Issue Price.

(d) In addition to any other vote required by law or this Certificate of Incorporation and so long as any share of Series D Preferred Stock is still outstanding, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a single class, the Corporation will not (by amendment, merger, consolidation, operation of law or otherwise):

(i) amend the preferences, rights or privileges of the Series D Preferred Stock; or

(ii) increase the authorized number of shares of Series D Preferred Stock.

(e) In addition to any other vote required by law or this Certificate of Incorporation and so long as any share of Preferred Stock is still outstanding, without first obtaining the affirmative vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of the Series B Preferred Stock and Series C Preferred Stock (voting together as a single class on an as converted to Common Stock basis), the Corporation will not (by amendment, merger, consolidation, operation of law or otherwise):

(i) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or By-laws;

(ii) enter into, or permit any subsidiary to enter into, any merger, consolidation, capital reorganization, liquidation or dissolution; sell, lease or otherwise dispose of all or substantially all of the assets of the Corporation or permit any subsidiary to sell, lease or otherwise dispose of all or substantially all of the assets of such subsidiary;

(iii) authorize, reclassify or designate any class or series of capital stock, or securities convertible into any series or class of capital stock, having rights, preferences or privileges senior to or on a parity with the Series D Preferred Stock;

(iv) enter into, or permit any subsidiary to enter into, any acquisition of the capital stock of another entity which results in the consolidation of that entity into the results of operations of the Corporation or acquisition of all or substantially all of the assets of another entity;

(v) incur indebtedness for borrowed funds, in a single or related series of transactions, in principal amount at any time outstanding in excess of $1,000,000;

(vi) create a new plan or arrangement for the grant of stock options, stock appreciation rights, restricted stock or other similar stock-based compensation, or increase the number of shares or other rights available under such existing plan or arrangement in an aggregate amount greater than 1,000,000 shares of Common Stock (where any such authorized stock options, stock appreciations rights, restricted stock or other stock-based compensation is treated on an as converted or as exchanged basis into Common Stock, consistent with the terms of any such issuance);

(vii) any provision of the By-Laws of the Corporation to the contrary notwithstanding, increase the number of directors constituting the entire Board of Directors to a number greater than nine;

(viii) pay or declare any dividend or distribution on any shares of its capital stock (except dividends payable solely in shares of Common Stock), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock (except as expressly set forth herein and except for repurchases of Common Stock upon termination of employment or service pursuant to written agreements in effect on the date hereof or written agreements approved by the Corporation’s Board of Directors or a committee thereof); or

(ix) materially change the nature or operation of the Corporation’s business as now conducted.

(f) In addition to the restrictions provided for above or as provided by applicable law and so long as there are any shares of Preferred Stock outstanding, the consent of the Board of Directors of the Corporation, including at least two Preferred Stock Directors, shall be required for the Corporation to effect: (i) any transaction in which a single party (or group of affiliated parties) who was not a holder of capital stock prior to such transaction acquires capital stock of the Corporation representing a majority of the Corporation’s then outstanding voting power, other than through the issuance of shares that do not qualify as Additional Shares of Common Stock pursuant to Subsection 2(e)(i)(4) of this Article FOURTH; (ii) a Liquidation or Deemed Liquidation; (iii) merger (other than a merger with a parent corporation of the Corporation owning 100% of its outstanding stock); (iv) reincorporation of the Corporation; or (v) sale or other transfer of substantially all of the Corporation’s assets (other than a transfer to a parent corporation of the Corporation owning 100% of its outstanding stock) provided, however, that such consent shall not be specifically required in the event that such transaction described in items (ii) through (v) of this subsection results in the holders of the Series B Preferred Stock at the time of such transaction receiving proceeds equal to or greater than two times (2x) the aggregate Original Series B Issue Price for all outstanding shares of Series B Preferred Stock at the time of such transaction.

(g) Notwithstanding any other provision of this Certificate of Incorporation or the Corporation’s By-Laws to the contrary, written notice of any action specified in Subsections 3(a), 3(b), 3(c), 3(d) or 3(e) of this Article FOURTH shall be given by the Corporation to each holder of outstanding shares of Preferred Stock at least twenty (20) days before the date on which the books of the Corporation shall close or a record shall be taken with respect to such proposed action, or, if there shall be no such date, at least twenty (20) days before the date when such proposed action is scheduled to take place. Any holder of outstanding shares of Preferred Stock may waive any notice required by this Subsection by a written document specifically indicating such waiver.

Section 4. Voting Rights.

(a) Except as otherwise required by law or set forth in this Certificate of Incorporation, the holders of Preferred Stock shall be entitled to notice of any meeting of stockholders and shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote. With respect to all questions as to which, under law, stockholders are required to vote by classes or series, the Preferred Stock shall vote separately as a single class and series apart from the Common Stock. Shares of Common Stock and Preferred Stock shall entitle the holders thereof to the following number of votes on any matter as to which they are entitled to vote:

(i) Holders of Common Stock shall have one vote per share; and

(ii) Holders of Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock (including fractions of a share) into which each such share of Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the effective date of any written consent.

(b) Any provision of the By-Laws of the Corporation to the contrary notwithstanding, the number of directors (including the Series A Preferred Stock Directors and Series B Preferred Stock Directors (as defined below)) constituting the whole Board of Directors of the Corporation shall not be fixed at a number greater than nine without the prior written consent of the holders of at least sixty percent (60%) of the Series B Preferred Stock and Series C Preferred Stock (voting together as a single class on an as converted to Common Stock basis), then outstanding as provided in Subsection 3(e) of this Article FOURTH. The Board of Directors shall not delegate any of its powers or duties to any committee of the Board of Directors without the consent of at least two Preferred Stock Directors.

(c) At all times during which shares of Series A Preferred Stock remain outstanding, the holders of the outstanding shares of Series A Preferred Stock shall have the exclusive right, separately from the Common Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, to elect two directors of the Corporation (the “Series A Preferred Stock Directors”). The Series A Preferred Stock Directors shall be elected by the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series A Preferred Stock. If a Series A Preferred Stock Director shall cease to serve as a director for any reason, another director elected by the holders of the Series A Preferred Stock shall replace such director. Any Series A Preferred Stock Director may be removed, with or without cause, and a replacement Series A Preferred Stock Director may be elected in his stead, at any time by the affirmative vote at a meeting duly called for the purpose, or by written consent, of the holders of at least sixty percent (60%) of the outstanding Series A Preferred Stock.

(d) At all times during which shares of Series B Preferred Stock remain outstanding, the holders of the outstanding shares of Series B Preferred Stock shall have the exclusive right, separately from the Common Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, to elect two directors of the Corporation (the “Series B Preferred Stock Directors,” and together with the Series A Preferred Stock Directors, the “Preferred Stock Directors”). The Series B Preferred Stock Directors shall be elected by the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series B Preferred Stock. If a Series B Preferred Stock Director shall cease to serve as a director for any reason, another director elected by the holders of the Series B Preferred Stock shall replace such director. Any Series B Preferred Stock Director may be removed, with or without cause, and a replacement Series B Preferred Stock Director may be elected in his stead, at any time by the affirmative vote at a meeting duly called for the purpose, or by written consent, of the holders of at least sixty percent (60%) of the outstanding Series B Preferred Stock.

(e) All other directors of the Corporation shall be elected by the holders of the Common Stock and Preferred Stock voting together as a single class, with the holders of Preferred Stock to have that number of votes as is determined in accordance with Subsection 4(a)(ii) of this Article FOURTH.

(f) In addition to any rights which may be available under the Corporation’s By-Laws or otherwise under law, the holders of not less than twenty percent (20%) of the outstanding Preferred Stock shall be entitled to call meetings of the stockholders of the Corporation. Within five (5) business days after written application by the holders of not less than twenty percent (20%) of the outstanding Preferred Stock, the President or Secretary, or such other officer of the Corporation as may be authorized in the By-Laws of the Corporation to give notice of meetings of stockholders of the Corporation, shall notify each stockholder of the Corporation entitled to such notice of the date, time, place and purpose of such meeting.

Section 5. Dividends.

(a) Dividends may be declared and paid on Common Stock or Preferred Stock from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation; provided that no dividends shall be declared or paid on shares of Common Stock unless (i) the Corporation shall declare and pay at the same time to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock a dividend equal to six percent (6%) per annum of the aggregate Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price, respectively, plus all dividends, previously declared and unpaid on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder, respectively (calculated as provided in Subsection 5(b) of this Article FOURTH below and respectively, the “Series A Preferred Dividend,” “Series B Preferred Dividend,” “Series C Preferred Dividend” and “Series D Preferred Dividend”), plus the dividend which would have been payable to such holder if the shares of Preferred Stock held by such holder had been converted into Common Stock on the record date for the determination of holders of Common Stock entitled to receive such dividend.

(b) The calculation of the Series A Preferred Dividend, Series B Preferred Dividend, Series C Preferred Dividend and Series D Preferred Dividend shall be computed (y) on the number of days since the Original Issue Date that such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, were issued and outstanding (z) and shall include any accrued but unpaid dividends thereon; and shall be calculated on an annual basis and compounded annually for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively. Prior to payment of any dividend pursuant to this Section 5 of this Article FOURTH, the Corporation shall provide a statement to each holder of Preferred Stock as of the date of declaration of such dividend, indicating the amount of the Series A Preferred Dividend, Series B Preferred Dividend, Series C Preferred Dividend and Series D Preferred Dividend, as applicable, owing on each such share and stipulating an appropriate mechanism by which the holder of such share of Preferred Stock may contest the calculation of the Series A Preferred Dividend, Series B Preferred Dividend, Series C Preferred Dividend or Series D Preferred Dividend, as applicable.

(c) No dividends shall be declared or paid on the Common Stock or Preferred Stock except as set forth in this Section 5 of this Article FOURTH.

Section 6. Redemption.

(a) At the written election of holders of at least (i) sixty percent (60%) of the outstanding shares of Series B Preferred Stock and (ii) fifty percent (50%) of the outstanding shares of Series C Preferred Stock made at any time on or after the date that is 90 days before April 25, 2013 (the “Redemption Election”), the Corporation shall be required to redeem all, but not less than all, of the outstanding shares of Preferred Stock in three equal annual installments, upon the terms set forth in this Section 6 of this Article FOURTH. The first installment of such redemption shall occur on a date (the “First Redemption Date”) specified in the Redemption Election, which shall be not less than ninety (90) days after the date of the Redemption Election, and the second and third installments of such redemption shall occur on the first and second anniversaries, respectively, of the First Redemption Date. The First Redemption Date and the first and second anniversaries thereafter are referred to herein as the “redemption dates”. On each redemption date, the Corporation shall redeem that number of outstanding shares of Preferred Stock determined by dividing (i) the total number of shares of Preferred Stock outstanding immediately prior to such redemption date by (ii) the number of remaining redemption dates (including the redemption date to which such calculation applies), provided, that the redemption made on each redemption date shall be allocated pari passu among the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock according to the amount that each holder of Preferred Stock would be entitled to receive hereunder in the event of a Liquidation or Deemed Liquidation event pursuant to Subsection 1 (a)(i) hereof. On each such redemption date, the holders shall surrender the certificate or certificates for the shares to be redeemed duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfer attached at the offices of the Corporation or of any transfer agent for the Preferred Stock, or the holder shall notify the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and execute a Certificate of Loss. The Corporation shall, as soon as practicable thereafter, issue and deliver to each holder a certificate or certificates for the balance of the shares not being redeemed. The redemption price per share of Series A Preferred Stock shall be equal to $1.00 (as adjusted for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock) (the “Series A Redemption Price”) plus all dividends declared but unpaid on such share on the applicable redemption date; the redemption price per share of Series B Preferred Stock shall be equal to $2.00 (as adjusted for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series B Preferred Stock) (the “Series B Redemption Price”) plus all dividends declared but unpaid on such share on the applicable redemption date; the redemption price per share of Series C Preferred Stock shall be equal to $2.50 (as adjusted for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series C Preferred Stock) (the “Series C Redemption Price”) plus all dividends declared but unpaid on such share on the applicable redemption date; and the redemption price per share of Series D Preferred Stock shall be equal to $2.50 (as adjusted for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series D Preferred Stock) (the “Series D Redemption Price,” and, together with the Series A Redemption Price, Series B Redemption Price and Series C Redemption Price, the “Redemption Price”) plus all dividends declared but unpaid on such share on the applicable redemption date.

(b) Notice of redemption shall be sent by first class mail, postage prepaid, to each holder of record of the Preferred Stock, not less than thirty days nor more than sixty days prior to the First Redemption Date, at the address of such holder as it appears on the books of the Corporation. Such notice shall set forth (i) the redemption dates and the place of redemption; and (ii) the number of shares to be redeemed on each date of redemption and the Redemption Price calculated in accordance with Subsection 6(a) of this Article FOURTH, on each such date. The Corporation shall be obligated to redeem the Preferred Stock on the dates and in the amounts set forth in the notice; provided, however, that any holder of Preferred Stock who is not party to a Redemption Election may convert any or all of the shares owned by such holder into Common Stock in accordance with Section 2 of this Article FOURTH at any time prior to the date of redemption of such shares. The Corporation, if advised before the close of business on the relevant redemption date by written notice from any holder of record of Preferred Stock to be redeemed, shall credit against the number of shares of Preferred Stock required to be redeemed from such holder, and shall not redeem, the number of shares of Preferred Stock which shall have been converted by such holder on or before such date and which shall not previously have been credited against any redemption.

(c) If, on or before a redemption date, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the Preferred Stock that has been called for redemption, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such redemption date, and all rights of holders of such shares so called for redemption shall forthwith, after such redemption date, cease and terminate with respect to such shares, excepting only the right to receive the redemption funds therefor to which they are entitled. Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their respective shares are redeemed or to the Corporation at the time unclaimed amounts are paid to it. In case the holders of shares of Preferred Stock which shall have been called for redemption shall not, within one year after the final redemption date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof. Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any shares or otherwise shall be returned to the Corporation forthwith.

(d) If the funds of the Corporation legally available for redemption of shares of Preferred Stock on a redemption date are insufficient to redeem the total number of shares of Preferred Stock submitted for redemption, those funds which are legally available will be used to redeem the maximum possible number of whole shares among the holders of such shares, based ratably on the aggregate Redemption Price which each such holder would be entitled to receive on such redemption date. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available.

(e) In the event that funds are unavailable on the redemption date for any reason, then all unredeemed shares shall remain outstanding and entitled to all rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at the rate of eight percent (8%) per annum, with such interest to accrue daily in arrears; provided, however, that in no event shall such interest exceed the maximum permitted under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable redemption date to the extent permitted by law. All interest accrued in accordance with this Section 6 shall be compounded annually and shall be due and payable upon redemption of shares in accordance with this Section 6.

Section 7. No Reissuance of Preferred Stock. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Section 8. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

Section 9. Notices. All notices required or permitted to be sent pursuant to this Article FOURTH shall be deemed sufficient if contained in a written instrument and delivered in person or duly sent by first-class mail postage prepaid (other than in the case of notices to or from any non-U.S. resident) or by fax or any recognized express international courier service, addressed to the intended recipient at the recipient’s address as it appears on the books of the Corporation.

Section 10. Waiver of Certain Provisions.

(a) Subsection 3(a) hereof may be waived by the affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of the Series A Preferred Stock.

(b) Subsection 3(b) hereof may be waived by the affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of Series B Preferred Stock.

(c) Subsection 3(c) hereof may be waived by the affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of Series C Preferred Stock.

(d) Subsection 3(d) hereof may be waived by the affirmative vote of the holders of a majority of the outstanding shares of the Series D Preferred Stock.

(e) Subsection 3(e) hereof may be waived by the affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class on an as converted to Common Stock basis).

(f) Any notice required by Subsection 3(g) hereof may be waived by the affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock (voting together as a single class on an as converted basis) entitled to such notice.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a) Subject to the limitations and exceptions, if any, contained in the By-Laws of the Corporation and the requirements of Subsection 3(e) and Subsection 4(b) of Article FOURTH hereof, the By-Laws may be adopted, amended or repealed by the Board of Directors of the Corporation with, and only with, the approval of a majority of the directors then in office;

(b) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the By-Laws;

(c) Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such locations as may be designated by the Board of Directors or in the By-Laws of the Corporation; and

(d) Except as provided to the contrary in the provisions establishing a class or series vote, the number of authorized shares of such class or series may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or written consent of a majority of all outstanding shares of voting stock of the Corporation, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporate Law.

SIXTH: The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys’ fees, incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any By-Law, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article SIXTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of his fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article SEVENTH shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein, are granted subject to this reservation.”

[ Signature Page Follows ]

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by Roger D. Tung, its Chief Executive Officer, this 1st day of June, 2009.

CONCERT PHARMACEUTICALS, INC.

By:	/s/ Roger D. Tung
	Name:	Roger D. Tung
	Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT TO

THE FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONCERT PHARMACEUTICALS, INC.

CONCERT PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 12, 2006 under the name “Concert Pharmaceuticals, Inc.” and was amended and restated on May 16, 2006, November 27, 2006, April 25, 2008 and June 1, 2009.

This Certificate of Amendment amends the Corporation’s Fourth Amended and Restated Certificate of Incorporation and was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment to the Fourth Amended and Restated Certificate of Incorporation are as follows:

RESOLVED:	That the first paragraph of Article FOURTH of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, be and hereby is, amended in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation has the authority to issue is 146,633,334 shares, consisting of 83,716,667 shares of common stock, par value $0.001 per share (the “Common Stock”), and 62,916,667 shares of preferred stock, of which 10,000,000 shares are designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), 24,250,000 shares are designated Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), 22,000,000 shares are designated Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), and 6,666,667 shares are designated Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”).”

RESOLVED:	That Section 2(e)(i)(4)(B) of Article FOURTH of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, be and hereby is, amended in its entirety as follows:

“(B) up to 12,500,000 shares of Common Stock or Options issued or issuable to employees, consultants or directors of the Corporation pursuant to a stock purchase or stock option plan or other employee stock bonus arrangement approved by a majority of the Corporation’s Board of Directors, including at least two Preferred Stock Directors (as hereinafter defined); and provided that such number may be adjusted upward with the approval of the holders of at least sixty percent (60%) of the Series B Preferred Stock and the Series C Preferred Stock then outstanding (voting together as a single class on an as converted to Common Stock basis) as provided by Subsection 3(e) of this Article FOURTH;”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 3rd day of May 2010.

By:	/s/ Roger Tung
Roger Tung
Chief Executive Officer

CERTIFICATE OF AMENDMENT TO

THE FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONCERT PHARMACEUTICALS, INC.

CONCERT PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 12, 2006 under the name “Concert Pharmaceuticals, Inc.” and was amended and restated on May 16, 2006, November 27, 2006, April 25, 2008 and June 1, 2009 and further amended on May 3, 2010.

This Certificate of Amendment amends the Corporation’s Fourth Amended and Restated Certificate of Incorporation, as amended, and was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment to the Fourth Amended and Restated Certificate of Incorporation, as amended, is as follows:

RESOLVED:	That the first sentence of Article FOURTH, Section 6(a) of the Fourth Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended by deleting the date “April 25, 2013” and inserting the date “October 31, 2015” in lieu thereof.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 22nd day of December 2011.

By:	/s/ Roger D. Tung
Roger D. Tung
Chief Executive Officer